Exhibit 99.2

Bridgeline Digital, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information are based on the historical financial statements of Bridgeline Digital, Inc. (“Bridgeline” or the “Company”) and Stantive Technologies Group Inc. (“Stantive”), after giving effect to the Company’s acquisition of Stantive on March 13, 2019 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information. A pro forma balance sheet as of March 31, 2019 is not required as the Company’s balance sheet as of March 31, 2019 included in the Form 10-Q for the quarter ending March 31, 2019 reflects the impact of the acquisition.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not represent the consolidated results or financial position of Bridgeline had the Transaction been completed as of the dates indicated. Specifically, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, revenue enhancements or restructuring costs that the combined company may achieve or incur as a result of the Transaction. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments represent the Company’s best estimates and are based upon current available information and certain assumptions that the Company believes are reasonable under the circumstances.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

●

Bridgeline’s historical consolidated financial statements and accompanying notes contained in Bridgeline’s Annual Report on Form 10-K for its fiscal year ended September 30, 2018, filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2018;

●

Bridgeline’s historical consolidated financial statements and accompanying notes contained in Bridgeline’s Quarterly Report on Form 10-Q for its quarter ended March 31, 2019, filed with the Commission on May 15, 2019;

●	Stantive’s historical financial statements and accompanying notes for its fiscal year ended December 31, 2018, included as Exhibit 99.1 in this amended Current Report on Form 8-K;
●	The APA filed as Exhibit 10.1 to Bridgeline’s Current Report on Form 8-K filed with the Commission on February 8, 2019.

Accounting Periods Presented

Stantive’s historical fiscal year ended on December 31, 2018 and, for purposes of this unaudited pro forma condensed combined financial information has been recaptioned and/or combined with the Company’s fiscal year ended September 30, 2018 financial statements as explained below.

The unaudited pro forma condensed combined statements of operations of the Company and Stantive for the year ended September 30, 2018 are presented as if the Stantive acquisition had taken place on October 1, 2017, and due to different fiscal period ends, combines the historical results of the Company for the year ended September 30, 2018 and the historical results of Stantive for the year ended December 31, 2018.

Reporting Currency

As the Company’s reporting currency is US Dollars (USD), a translation rate of 0.73297 CAD/USD (the closing spot rate on December 31, 2018) was used to translate Stantive’s historical financial statements from CAD to USD for purposes of these unaudited pro forma condensed combined financial statements.

BRIDGELINE DIGITAL, INC.

PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 31, 2019

(Unaudited)

(in thousands, except share data)

			Pro Forma
	Historical	Historical	Adjustments		Pro Forma
	Bridgeline	Stantive	(Note 4)		Combined
Net revenue:
Professional services	$1,984	$605			$2,589
Subscription and perpetual licenses	2,089	1,817	(1,065)	A	2,841
Managed service hosting	498	-			498
Total net revenue	4,571	2,422	(1,065)		5,928
Cost of revenue:
Professional services	1,434	462			1,896
Subscription and perpetual licenses	1,176	265			1,441
Managed service hosting	138	-			138
Total cost of revenue	2,748	727	-		3,475
Gross profit	1,823	1,695	(1,065)		2,453
Operating expenses:
Sales and marketing	1,815	528			2,343
General and administrative	1,666	690			2,356
Research and development	907	256			1,163
Depreciation and amortization	104	35	268	B	407
Goodwill impairment	3,732	-			3,732
Restructuring and acquisition related expenses	304	-	(304)	C	-
Total operating expenses	8,528	1,509	(36)		10,001
(Loss)/income from operations	(6,705)	186	(1,029)		(7,548)
Interest and other expense, net	(10,768)	(2,329)	2,261	D	(10,836)
Loss before income taxes	(17,473)	(2,143)	1,232		(18,384)
Income taxes	4	-			4
Net loss	(17,477)	(2,143)	1,232		(18,388)
Dividends on convertible preferred stock	(157)	-			(157)
Net loss applicable to common shareholders	$(17,634)	$(2,143)	$1,232		$(18,545)
Net loss per share attributable to common shareholders:
Basic and diluted	$(67.36)				$(70.84)
Number of weighted average shares outstanding:
Basic and diluted	261,800				261,800

BRIDGELINE DIGITAL, INC.

PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2018

(Unaudited)

(in thousands, except share data)

			Pro Forma
	Historical	Historical	Adjustments		Pro Forma
	Bridgeline	Stantive	(Note 5)		Combined
Net revenue:
Professional services	$6,914	$1,283			$8,197
Subscription and perpetual licenses	5,609	3,657	(2,144)	A	7,122
Managed service hosting	1,045	-			1,045
Total net revenue	13,568	4,940	(2,144)		16,364
Cost of revenue:
Professional services	4,473	997			5,470
Subscription and perpetual licenses	2,011	380			2,391
Managed service hosting	264				264
Total cost of revenue	6,748	1,377	-		8,125
Gross profit	6,820	3,563	(2,144)		8,239
Operating expenses:
Sales and marketing	3,951	1,211			5,162
General and administrative	2,852	1,432			4,284
Research and development	1,604	512			2,116
Depreciation and amortization	356	71	514	B	941
Goodwill impairment	4,859	-			4,859
Restructuring and acquisition related expenses	187	-			187
Total operating expenses	13,809	3,226	514		17,549
(Loss)/income from operations	(6,989)	337	(2,658)		(9,310)
Interest and other expense, net	(233)	(2,808)	2,724	D	(317)
Loss before income taxes	(7,222)	(2,471)	66		(9,627)
Income taxes	(3)	-			(3)
Net loss	(7,219)	(2,471)	66		(9,624)
Dividends on convertible preferred stock	(310)	-			(310)
Net loss applicable to common shareholders	$(7,529)	$(2,471)	$66		$(9,934)
Net loss per share attributable to common shareholders:
Basic and diluted	$(89.00)				$(117.49)
Number of weighted average shares outstanding:
Basic and diluted	84,549				84,549

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the historical financial information of Bridgeline and Stantive and presents the pro forma effects of the Transaction and certain adjustments described herein in accordance with Article 11 of Regulation S-X. The historical financial information of Bridgeline and Stantive has been prepared in accordance with accounting principles generally accepted in the United States.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with Bridgeline deemed as the accounting acquirer. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed are preliminary and subject to change when the formal valuation and other analyses are finalized. The differences between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined statements of operations excludes non-recurring items directly related to the Transaction.

2. Description of the Acquisition

On March 13, 2019, the Company entered into an Asset Purchase Agreement with Stantive Technologies Group Inc., (“Stantive”) a corporation organized under the laws of Ontario, Canada to purchase substantially all of the assets of Stantive and assume certain liabilities. Stantive’s product, Orchestra CMS, is a content and digital experience platform built 100% on Salesforce. The Company also acquired all of the outstanding stock of Stantive Technologies Group, Pty, a company incorporated in Australia, which was a subsidiary of Stantive. The total purchase price, including cure costs, for Stantive and its Australian subsidiary was $5.2 million in cash.

3. Purchase Price Consideration and Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Stantive are recorded at their acquisition date fair values. The determination of fair value used in the pro forma adjustments herein are preliminary and based on management’s best estimates of the fair values and useful lives of the assets acquired and liabilities assumed – which consider currently available information and certain assumptions that the Company believes are reasonable under the circumstances – and have been prepared to illustrate the estimated effect of the Transaction.

The following table sets forth the allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Stantive as of the Transaction closing date (in thousands):

Net assets acquired:	Amount
Cash	$8
Accounts receivable, net	1,054
Other assets	40
Fixed assets, net	272
Intangible assets	3,007
Goodwill	1,289
Total assets	$5,670
Current liabilities	$480
Net assets acquired:	$5,190

Purchase Price:
Cash Paid	$5,190
Total consideration paid	$5,190

The fair value of the intangible assets acquired was determined using a risk-adjusted, discounted cash flow model. Goodwill, which is non-deductible for tax purposes, represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is primarily attributable to the assembled workforce of the acquired business and expected synergies at the time of the acquisition.

4. Notes to Unaudited Pro Form Condensed Combined Statement of Operations for the Six Months Ended March 31, 2019

A)

To record a reduction in revenues related to the estimated fair value of the acquired deferred revenue and the customer liability. The difference between the fair values of acquired deferred revenues, representing amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed, and the historical carrying amounts of Stantive’s deferred revenues results in a discount to the recorded deferred revenue and is therefore subsequently recognized as a reduction to revenues.

B)

Reflects the incremental amortization expense associated with the fair value of definite lived intangible assets. Amortization expense is based on the fair value of intangible assets and estimated useful lives of the assets.

C)	Reflects the elimination of acquisition related transaction costs of $304 that were incurred by the Company in the six months ended March 31, 2019.

D)	Reflects the reversal of previously recorded interest expense and loss on settlement of debt of Stantive, as debt was not assumed in the asset purchase.

5. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended September 30, 2018

A)

To record a reduction in revenues related to the estimated fair value of the acquired deferred revenue and the customer liability. The difference between the air values of acquired deferred revenues, representing amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed, and the historical carrying amounts of Stantive’s deferred revenues results in a discount to the recorded deferred revenue and is therefore subsequently recognized as a reduction to revenues.

B)

Reflects the incremental amortization expense associated with the fair value of definite lived intangible assets. Amortization expense is based on the fair value of intangible assets and estimated useful lives of the assets.

C)	Not applicable

D)	Reflects the reversal of previously recorded interest expense and loss on settlement of debt of Stantive, as debt was not assumed in the asset purchase.